Exhibit 10.17




                                   Alloy, Inc.
                                Employment Letter

October 27, 2003

Robert Bernard

Dear Robert,

On behalf of Alloy, Inc. (the "Company"), I am very pleased to provide you with the employment letter (the "Letter") setting forth terms and conditions of your employment by Company. The following sets forth the proposed terms and conditions of the Company's offer to employ you. We hope that you choose to join the Company and look forward to a mutually beneficial relationship.

1. Position: Your initial position will be Chief Executive Officer of Retail and Direct Consumer division based out of the Company's office located in New York, NY. You will report to the Chief Operating Officer and Chief Executive Officer of the Company. As the Company's employee, we expect you to devote your full time and energies to the business and affairs of the Company, and to perform any and all duties and responsibilities associated with this position and as may be reasonably assigned to you by the Company; provided, however, Company acknowledges and consents to you serving as a director of Newgistics on the condition that such directorship does not present a conflict of interest with the Company or its any of its subsidiaries or affiliates or conflict with your duties of Chief Executive Officer of Retail and Direct Consumer Division and does not require more than 10 hours of your time during any given month. In addition to your primary duties, you shall perform such other services for the Company as may be reasonably assigned to you from time to time by the Company. Your performance will be reviewed on a periodic basis as long as you remain employed by the Company. You acknowledge that you will be named as an "Executive Officer" in the filings made by the Company pursuant to the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such you will be subject to various requirements and restrictions imposed on executive officers by the Exchange Act and Company policies, including the reporting requirements of Section 16(a) of the Exchange Act, the "short-swing" profit rules of Section 16(b) of the Exchange Act and the policies about trading in Company securities set forth in the "Securities Trades By Alloy, Inc. Personnel" policy statement.

2. Starting Date/Nature of Relationship: If you accept this offer, your employment with the Company shall commence on October 27, 2003 ("Employment Commencement Date").

3. Compensation and Benefits: Your initial base salary shall be $600,000 per annum ($23,076.92 on a bi-weekly basis) (the "Base Salary"), plus, for fiscal year ending January 31, 2005 a potential bonus up to 60% of the Base Salary for financial targets achieved and an additional bonus up to 20% of the Base Salary at the discretion of the Company's Board of Directors. In addition, during the first year of your employment with the Company, the Company agrees to pay to you an additional $350.00 per diem for each day you are required to stay overnight in the New York City area.

         In addition, you shall be entitled to receive options to purchase 200,000 shares of the Company's Common Stock, par value $0.01 per share, pursuant to one of Alloy's stock plans (the "Initial Option Grants"). Such options shall be exercisable at a purchase price per share equal to the closing price of Alloy's Common Stock on the NASDAQ market on the business day prior to Employment Commencement Date. The options shall have the following vesting schedule: 50,000 options shall vest on the one year anniversary of the Employment Commencement Date and 25,000 options shall vest on each of April 27, 2005, October 27, 2005, April 27, 2006, October 27, 2006, April 27, 2007 and
October 27, 2007. The options shall have terms of ten (10) years and be subject to the terms and conditions set forth in the Company's form option agreement. The Initial Option grants shall vest in the event that the Company sells all or substantially all of its merchandise business upon such sale.

         In addition to your Base Salary, you will be entitled to receive the various benefits offered by the Company to its employees. Benefits offered may be modified or changed from time to time at the discretion of the Company. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is governed solely by the applicable plan document. Should you ever have any questions, you should ask Beth Stankard, Alloy's VP, Human Resources, for a copy of the applicable plan document.

4. Confidentiality: The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of this offer of employment and your subsequent employment, you are required to sign the Non-Competition and Confidentiality Agreement (the "Agreement") enclosed with this letter.

5. Expenses: The Company agrees to reimburse you for all reasonable business and travel expenses incurred by you in accordance with its business reimbursement policy as stated in the Company Employee Handbook. For the avoidance of doubt, during the first year of your employment, the Company agrees to reimburse you for any reasonable travel expenses incurred as a result of traveling between your Ohio residence and the New York office or other business location as necessary. In addition, the Company agrees to reimburse you the amount expended by you for medical insurance coverage beginning on the Employment Commencement Date until such time as you are covered under the Company's medical insurance plan.


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6. Life  Insurance  Policy:  The Company agrees to pay an annual premium no more than $20,000 for a term life insurance policy for the benefit of a beneficiary to be designated by you.

7. Vacation: You shall be entitled four (4) weeks paid vacation per year.

8. Termination of Employment: (a) In the event the Company terminates your employment without "Cause" (as hereinafter defined) on or before the second anniversary of the Employment Commencement Date (the "Anniversary Date"), the Company shall pay to you the amount of salary payable to you under this Letter through the Anniversary Date. "Cause" shall mean (a) the commission of any act of fraud, embezzlement or dishonesty by you; (b) any material act or omission by you adversely affecting the business and/or affairs of Company or any of its subsidiaries or affiliates or which is detrimental to the business and/or the reputation of the Company or any of its affiliates or subsidiaries except as the result of your exercise of your business judgment based upon the facts made available to you at the time you exercised such judgment; (c) your failure to perform your employment duties, as the same may be changed from time to time in accordance with the provisions set forth herein and failure by you to remedy such failure within ten (10) days following written notice from Company to you;
(d) a material breach of any term or provision by you of this Letter or any other agreement entered into by Company and you which failure you have not remedied within ten (10) days following written notice from Company to you; (e) failure to meet the reasonable performance levels and other criteria established by the Company's Board of Directors from time to time as communicated to you; and (f) upon your death or "Disability" (as hereinafter defined). "Disability" shall mean your inability to perform the services contemplated due to a physical or mental disability, for a period of sixty (60) days, whether or not consecutive, during any 360-day period.

         (b) If you resign or the Company terminates your employment, the Company may at its option elect to pay to you an optional payment ("Optional Payment") as follows:

         (i) an amount equal to the Base Salary , in which case you, you hereby acknowledge and agree that the "Noncompete Period" set forth in Section 2.3 of the Agreement shall be extended for an additional one year period; or

         (ii) an amount equal to one-half the Base Salary, in which case you acknowledge and agree that the "Noncompete Period" set forth in Section 2.3 of the Agreement shall be extended for an additional six (6) months.

         9. Potential Spin Off. You acknowledge and understand that the Company is considering a "spin off" of the Company's various merchandising units into a new publicly traded company ("SpinCo"). In connection with such spin off, all Initial Option Grants shall be deemed vested as of the date when public trading of SpinCo's common stock commences (the "Spin Off Completion Date"). You and Company, on behalf of SpinCo, further agree to enter into an employment arrangement for a period of two years commencing on the Spin Off Completion Date which arrangement shall be on substantially similar terms as those herein set forth except that any options granted to you shall be on terms set forth in the following paragraph.

         In addition, to the extent not against the recommendation of the Company's professional advisors after taking into consideration the size of SpinCo, Company will, or will cause SpinCo to, create a pool of options equal to no more than 10% of the fully diluted shares of SpinCo ("Management Options"), with 50% of the Management Options to be issued to you with 12.5% of such options vesting on each six month anniversary of the Spin Off Completion Date and exercisable during the ten (10) year period beginning on the date of issue at a purchase price per share equal to the closing price of SpinCo common stock on the Spin Off Completion Date. The remaining Management Options shall be reserved for issuance to senior management members of SpinCo on terms to be determined by SpinCo's board of directors. In the event that SpinCo cannot issue to you the number of options contemplated above, Company and you agree to negotiate in good faith to provide you with substantially the same economic benefit.

10. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. You may not assign any of your rights and obligations under this Letter without the prior written consent of the Company.

11. Miscellaneous: This letter, together with the Agreement, constitutes our entire offer regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of New York, without giving effect to its principles of conflicts of laws. By accepting this offer of employment, you expressly agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with the Company shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

         You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and the Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein.

         I am delighted to offer you the opportunity to join our Company, and we look forward to your joining us.

ALLOY, INC.


By: /s/  Beth Stankard
    -----------------------------------------------
    Beth Stankard - Vice President, Human Resources


Accepted and Agreed:


By: /s/ Robert Bernard
    ------------------------------------------------
    Print Name: Robert Bernard

Date: October 27, 2003
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